UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

OLD DOMINION ELECTRIC COOPERATIVE

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Dominion Boulevard, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

We are party to a lease transaction relating to Clover Power Station Unit 1 (“Unit 1”) with U.S. Bank National Association, not in its individual capacity but as trustee (the “Lessor”) of a trust formed in 1996 for the benefit of an investor in the transaction. See “PROPERTIES – Clover” in Item 2 and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Off-Balance Sheet Arrangements” in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for a discussion of the lease transaction. On March 24, 2006, the Lessor refinanced its outstanding loans and we entered into several agreements to facilitate the refinancing.

At the inception of the lease transaction, the Lessor financed a portion of its payment obligations with two loans, referred to as the “A Loan” and the “B Loan.” Following a refinancing in 2002, the B Loan was subject to prepayment at the option of the lender. Following delivery of notice by the lender, the B Loan became payable on or prior to January 5, 2008.

The lease transaction permits the Lessor to refinance the B Loan if, among other things, (1) the A Loan is modified to correspond to the terms and provisions (including interest rate) of the new B Loan, and (2) the obligations under the payment undertaking agreement related to the lease transaction are modified in a similar manner. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Off-Balance Sheet Arrangements” in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for a discussion of the payment undertaking agreement relating to the lease transaction.

On March 24, 2006, the Lessor prepaid the outstanding B Loan and entered into a new B Loan on substantially the same terms and conditions as the prior B Loan with the exception that the new B Loan is not subject to prepayment at the option of the new lender and has a different interest rate. As part of the refinancing, we entered into the Amendment No. 3 to Participation Agreement, dated as of March 24, 2006, with the Lessor, First Union Financial Investments, Inc., Utrecht-America Finance Co. and FGIC Capital Services LLC, and the Amendment No. 2 to Tax Indemnity Agreement, dated as of March 24, 2006, with First Union Financial Investments, Inc. These amendments set forth representations and warranties of the parties to the refinancing, indemnifications by us relating to the refinancing and conforming changes to the participation agreement related to the lease transaction. As required, at the same time we amended the payment undertaking agreement pursuant to Amendment No. 3 to Payment Undertaking Agreement, dated as of March 24, 2006, with Coöperatieve Centrale Raiffeisen—Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

Two other agreements relating to the lease transaction were amended in connection with the refinancing. These agreements with the Lessor obligate us to make periodic basic rent payments in an amount sufficient to permit the Lessor to pay the principal of and interest on the A Loan and the B Loan as and when due. These amendments consist of Amendment No. 2 to Equipment Operating Lease, dated as of March 24, 2006, and Amendment No. 2 to Corrected Foundation Operating Lease Agreement, dated as of March 24, 2006. The amendments modify our payment obligations under these agreements to reflect the new B Loan and the modification of the A Loan.

As part of the refinancing, we entered into an Investment Agreement, dated as of March 24, 2006, with FGIC Financial Services LLC. Under this agreement we receive periodic payments, which we will use to fund a portion of our obligations to the Lessor in the lease transaction in exchange for a one-time investment at closing. Financial Guaranty Insurance Company issued a surety bond to provide credit support for the payment obligations of FGIC Financial Services LLC under the Investment Agreement. Our rights to the payments under the Investment Agreement are pledged to the Lessor pursuant to an Investment Pledge Agreement, dated as of March 24, 2006, with the Lessor. We used amounts distributed to us upon the termination of the Deposit Agreement described in Item 1.02 below to make the one-time investment required at closing.

As a result of the refinancing, the portion of our basic rent payment obligations to the Lessor in connection with the lease transaction which are not provided for by the payment undertaking agreement or the Investment Agreement has been reduced because the difference between the interest rate with respect to the new B Loan and the earnings rate under the Investment Agreement is less than the difference between the previous B Loan and the earnings rate on the Deposit Agreement described below.

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1.02 Termination of a Material Definitive Agreement

In connection with the refinancing described in Item 1.01 above, we terminated an existing deposit arrangement which we used to fund a portion of our obligations to the Lessor and which we pledged to the Lessor. The agreements terminated consist of the Deposit Agreement, dated as of December 19, 2002, between Old Dominion and JPMorgan Chase Bank, the Deposit Pledge Agreement, dated as of December 19, 2002, between Old Dominion and the Lessor, the First Blocked Account Control Agreement, dated as of December 19, 2002 among Old Dominion, the Lessor, and JPMorgan Chase Bank, and the Second Blocked Account Control Agreement, dated as of December 19, 2002, among Old Dominion, the Lessor, Utrecht-America Finance Co., as agent, and JPMorgan Chase Bank. No penalties were incurred in connection with the termination of these agreements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: March 30, 2006	/s/ Robert L. Kees
Robert L. Kees
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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